OSI ETF Trust 485BPOS

EX-99.j.i

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the OSI ETF Trust and to the use of our report dated August 21, 2020 on the financial statements and financial highlights of O’Shares U.S. Quality Dividend ETF (formerly, O’Shares FTSE U.S. Quality Dividend ETF), O’Shares U.S. Small-Cap Quality Dividend ETF (formerly, O’Shares FTSE Russell Small Cap Quality Dividend ETF), O’Shares Global Internet Giants ETF, and O’Shares Europe Quality Dividend ETF (formerly, O’Shares FTSE Europe Quality Dividend ETF), each a series of shares of beneficial interest in OSI ETF Trust. Such financial statements and financial highlights appear in the June 30, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 27, 2020